Exhibit (n)(1)

                          FORM OF AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                                       FOR

                              PILGRIM EQUITY TRUST
                       PILGRIM SMALLCAP OPPORTUNITIES FUND
                        PILGRIM GROWTH OPPORTUNITIES FUND
                             PILGRIM MAYFLOWER TRUST

     WHEREAS, Pilgrim Equity Trust, Pilgrim SmallCap Opportunities Fund, Pilgrim Growth Opportunities Fund, and Pilgrim Mayflower Trust (each a "Trust" and collectively, the "Trusts") engage in business as open-end management investment companies and are registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, shares of common stock of Pilgrim Equity Trust are currently divided into two series, Pilgrim MidCap Opportunities Fund and Pilgrim Index Plus Protection Fund; and

     WHEREAS, shares of common stock of Pilgrim SmallCap Opportunities Fund currently consist of one series, Pilgrim SmallCap Opportunities Fund; and

     WHEREAS, shares of common stock of Pilgrim Growth Opportunities Fund currently consist of one series, Pilgrim Growth Opportunities Fund; and

     WHEREAS, shares of common stock of Pilgrim Mayflower Trust are currently divided into six series, Pilgrim Growth + Value Fund, Pilgrim International Value Fund, Pilgrim Emerging Markets Value Fund, Pilgrim High Total Return Fund, Pilgrim High Total Return Fund II, and Pilgrim Research Enhanced Index Fund; and

     WHEREAS, the Trusts have each adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the Funds; and

     WHEREAS, pursuant to an Underwriting Agreement dated September 1, 2001, the Trusts on behalf of each Fund employs ING Pilgrim Securities, Inc. ("PSI") as distributor of the securities of which it is the issuer.

     NOW, THEREFORE, the Trusts hereby adopt, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

     1. FEATURES OF THE CLASSES. Each of the Funds continuously offers four classes of shares: "Class A Shares," "Class B Shares, " "Class C Shares, " and "Class Q Shares." Pilgrim Growth Opportunities Fund, Pilgrim SmallCap Opportunities Fund , Pilgrim International Value Fund, Pilgrim Research Enhanced

Index Fund and Pilgrim MidCap Opportunities Fund also offer a fifth class of shares designated "Class I Shares." In addition, prior to June 5, 1995, the Pilgrim SmallCap Opportunities Fund, Pilgrim Growth Opportunities Fund, Pilgrim Balance Sheet Opportunities Fund, Pilgrim Government Securities Fund and Pilgrim High Yield Fund II each offered only one class of shares, which is currently designated as "Class T shares." Class T shares are no longer offered for sale by the Funds, except in connection with reinvestment of dividends and other distributions, upon exchanges of Class T shares of another Fund, and upon exchange of shares from the Class T Account of The Cash Management Fund of Salomon Brothers Investment Series (the "Money Market Portfolio").

     Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section C below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B, Class C, Class I and Class T shares shall have the features described below.

     2. SALES CHARGE STRUCTURE

          (a) CLASS A SHARES. Class A shares of a Fund shall be offered at net asset value plus an initial sales charge. The front-end sales charge shall be in such amount as is disclosed in the Funds' prospectus or supplements thereto and shall be subject to reductions for larger purchases and such waivers or reductions as are disclosed in the Funds' prospectus or supplements thereto. Class A shares generally shall not be subject to a contingent deferred sales charge; however, a contingent deferred sales charge in such amount as may be described in the Funds' prospectus or supplements thereto may be imposed on redemptions of Class A shares acquired in a purchase of over a million dollars that are redeemed within 18 months of their purchase. Additional contingent deferred sales charges may be imposed in such other cases as the Board may approve and as are disclosed in the Funds' prospectus or supplements thereto.

          (b) CLASS B SHARES. Class B shares of a Fund shall be offered at net asset value without the imposition of an initial sales charge. A contingent deferred sales charge in such amount as is described in the Funds' prospectus or supplements thereto shall be imposed on Class B shares, subject to such waivers or reductions as are disclosed in the Funds' prospectus or supplements thereto.

          (c) CLASS C SHARES. Class C shares of a Fund shall be offered at net asset value without the imposition of a sales charge at the time of purchase. A contingent deferred sales charge in such amount as is described in the Funds' prospectus or supplements thereto shall be imposed on redemptions of Class C shares made within one year from the first day of the month after purchase, subject to waivers or reductions as are disclosed in the Funds' prospectus or supplements thereto.

          (d) CLASS I SHARES. Class I shares are offered to certain institutional investors without the imposition of an initial sales charge or a contingent deferred sales charge.

          (e) CLASS Q SHARES. Class Q shares of a Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. Class Q shares shall not be subject to a contingent deferred sales charge.

          (f) CLASS T SHARES. Class T shares are no longer offered for sale by the Funds but may be obtained pursuant to the methods described above. A contingent deferred sales charge in such amount as is described in the Funds' prospectus or supplements thereto shall be imposed on redemptions of Class T shares made within four years after their purchase, subject to waivers or reductions as are disclosed in the Funds' prospectus or supplements thereto.

     3. SERVICE AND DISTRIBUTION PLANS. Each Fund has adopted a 12b-1 plan for each class of shares of that Fund (other than Class I Shares of the Pilgrim Growth Opportunities Fund) with the following terms:

          (a) CLASS A SHARES. Class A shares of each Fund, shall pay Pilgrim Securities, Inc. (the "Underwriter") 0.25% annually of the average daily net assets of each Fund's Class A shares for service activities, as defined in the rules of the National Association of Securities Dealers, and 0.05% annually of the average daily net assets of each Fund's Class A shares for distribution activities.

          (b) CLASS B SHARES. Class B shares of each Fund, shall pay the Underwriter 0.25% annually of the average daily net assets of each Fund's Class B shares for service activities, as defined in the rules of the National Association of Securities Dealers, and 0.75% annually of the average daily net assets of each Fund's Class B shares for distribution activities.

          (c) CLASS C SHARES. Class C shares of each Fund shall pay the Underwriter 0.25% annually of the average daily net assets of each Fund's Class C shares for service activities, as defined in the rules of the National Association of Securities Dealers, and 0.75% annually of the average daily net assets of each Fund's Class C shares for distribution activities.

          (d) CLASS I SHARES. Class I shares of each Fund pay no service or distribution fees.

          (e) CLASS Q SHARES. Class Q shares of each Fund may pay PSI monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class Q shares for service activities (as defined in paragraph (f), below) as designated by PSI. PSI, on behalf of Class Q shares, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class Q shares for service activities (as defined in paragraph (f), below) rendered to Class Q shareholders.

          (f) CLASS T SHARES. Class T shares of the Northstar Growth Fund, Northstar Special Fund and Northstar Strategic Income Fund shall pay the Underwriter 0.95% annually of the average daily net assets of those Funds' Class T shares; Class T shares of the Northstar Balance Sheet Fund shall pay the Underwriter 0.75% annually of the average daily net assets of that Fund's Class T shares; and the Northstar Government Securities Fund and Northstar High Yield Fund shall pay 0.65% of the average daily net assets of those Funds' Class T shares. In each case, 0.25% of the average daily net assets of each Fund's Class T shares, which is paid annually to the Underwriter pursuant to the 12b-1 plans, shall be allocated to pay for service activities, as defined in the rules of the National Association of Securities Dealers, with the remainder allocated toward payment for distribution activities.

          (g) DISTRIBUTION AND SERVICE ACTIVITIES.

               (i) As used herein, the term "distribution services" shall include services rendered by PSI as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of PSI to other broker-dealers that have entered into an Authorized Dealer Agreement with PSI, compensation to and expenses of employees of PSI who engage in or support distribution of the Funds' shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

               (ii) As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in each Fund, excluding transfer agent and subtransfer services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of
Section 26(d) of the Rules of Fair Practice of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action on the Board of Directors, to conform to such NASD definition. Overhead and other expenses of PSI related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

     4. COMPLIANCE STANDARDS. The Trusts desire that investors in the Funds select the Fund that best suits his or her investment objective, and also the sales financing method that best suits his or her particular financial situation. In this connection, PSI has established standards which govern sales of shares of the Funds in order to assist investors in making investment decisions and to help ensure proper supervision of purchase recommendations. PSI is requested to share these standards with authorized dealers wherever possible and practicable.

     5. ALLOCATION OF INCOME AND EXPENSES. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

          (1) Expenses incurred by each Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Trust Level Expenses"); and

          (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

     (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) transfer agency fees and expenses, including any expenses of broker-dealers and other third parties providing shareholder services to shareholders of a specific class;
(iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) and (ii) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories
(iii)-(viii) above may be allocated to a class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

     Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable.

          In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

          The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons," as defined in the 1940 Act.

     6. EXCHANGE PRIVILEGES. Shares of one class of the Fund may be exchanged for shares of that same class of any other Pilgrim Fund without payment of any additional front-end sales charge, except as provided below, and except that an contingent deferred sales charge ("CDSC") that was applicable to the original Pilgrim Fund being held by the shareholder shall continue to apply to the investment in the Pilgrim Fund into which the shareholder has exchanged (except that Class I Shares of the Pilgrim Growth Opportunities Fund do not provide for any exchange privileges). If a shareholder exchanges into Pilgrim Senior Income Fund and subsequently offers his common shares for repurchase by that Fund, the CDSC will apply from the original Pilgrim Fund from which he or she exchanged. A sales charge, equal to the excess, if any, of the sales charge rate applicable to the shares being acquired over the sales charge rate previously paid, may be assessed on exchanges from the Fund. If a shareholder exchanges and subsequently redeems his or her shares, any applicable CDSC will be based on the full period of the share ownership.

     7. CONVERSION FEATURES. Class B and Class T shares automatically convert to Class A shares after eight years from purchase in the case of Class B shares, and on the later of May 31, 1998 or eight years after purchase in the case of Class T shares.

          For purposes of conversion to Class A shares, shares purchased through the reinvestment of dividends and distributions paid in respect of Class B or Class T shares in a shareholder's Fund account will be considered to be held in a separate subaccount. Each time any Class B or Class T shares in the shareholder's Fund account (other than those in the subaccount) convert to Class A, an equal pro rata portion of the Class B or Class T shares in the subaccount will also convert to Class A.

          Shares shall be converted at the relative net asset values of the two classes without the imposition of a sales charge, fee or other charge. If the amount of Class A 12b-1 expenses of any Fund is increased materially without the approval of the Class B and Class T shareholders, any conversion will only take place in a manner permitted by Rule 18f-3.

     8. QUARTERLY AND ANNUAL REPORTS. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

     9. ACCOUNTING METHODOLOGY. (a) The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

          (1) On a daily basis, a fund accountant shall calculate the Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

          (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

          (3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund expenses, and in relation to the net asset value of the Trusts for Trust Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

          (4) The fund accountant shall then complete a worksheet, developed for purposes of complying with this Section of this Plan, using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (1) and (2) above.

          (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

     10. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser, by the Underwriter or any other provider of services to the Funds without the prior approval of the Board of Trustees.

     11. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trusts and
(b) those Trustees of the Trusts who are not "interested persons" of the Trusts (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     12. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 11 hereof.

     13. LIMITATION OF LIABILITY. The Board of Trustees and the shareholders of each Fund shall not be liable for any obligations of the Trusts or any Fund under this Plan, and the Underwriter or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trusts or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

Date: May 9, 2001